Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	OTCBB: LTUM

LITHIUM CORPORATION BUYS INTEREST IN HUGHES LANDS

Las Vegas, NV – Apr 29, 2014 –Lithium Corporation (OTCQB: LTUM) (the "Company", or “Lithco”) is pleased to announce that it has acquired an indirect 25% interest in a number of patented mining claims that spring from the once vast holdings of Howard Hughes.

Lithco participated in the formation of Summa LLC. (Summa) a new private Nevada Limited Liability company that holds 88 fee-title patented lode claims, which cover approximately 1,191.3 acres of prospective mineral lands.  Lithium Corporation has recently signed a Joint Operating Agreement with the other participants to govern the conduct of Summa, and the development of the lands.  Lithium Corporation’s president Tom Lewis has been named as a “Managing Member” of Summa.

The Hughes lands are situated in six discrete prospect areas in Nevada, the most notable of which being the Tonopah block where Summa holds 56 claims that cover approximately 770 acres in the heart of the historic mining camp where over 1.8 million ounces of gold and 174 million ounces of silver were produced predominately in the early 1900’s.  The Hughes claims include a number of the prolific past producers in Tonopah, such as the Belmont, the Desert Queen, and the Midway mines.  In addition there are also claims in the area of the past producing Klondyke East mining district, which is to the south of Tonopah, and at the town of Belmont  (not to be confused with the Belmont claim in Tonopah), Nevada, another notable silver producer from the 1800’s, which is roughly 40 miles to the northeast of Tonopah.

In the general area of Lithium Corporation’s newest acquisition, West Kirkland Mining has recently announced that it has completed a $29.2 million dollar financing, the proceeds of which were used to purchase a 75% interest in Allied Nevada Gold Corporation’s Tonopah properties.  West Kirkland also has the option to purchase the remaining 25% interest by paying Allied Nevada a further $10 million dollars on or before Oct 23rd, 2016.  West Kirkland has recently compiled an updated NI-43-101 resource on the Hasbrouck, and Three Hills prospects which are roughly 5.5, and 2 miles respectively from Summa’s Tonopah claim block and it is West Kirkland’s intent to advance these properties to a Pre-Feasibility study and initiate mine permitting.

While it presently appears that only one of the six blocks may be prospective for hosting lithium mineralization, overall the package was a unique opportunity that the company anticipates will create significant value over the mid to longer term.  Lithium Corporation’s president Tom Lewis recently remarked, “I am quite pleased we were able to secure an interest in Summa LLC., and as a result have an interest in a significant land package that at least in part has a strong history of mineral production.  It is also quite an honor to play a role in the ongoing development of claims which were once controlled by arguably one of the most prominent capitalists of the twentieth century.  It is the Company’s intention to immediately begin compiling historical, geological and production data, in an effort to ascertain what sort of opportunities might be present in the lands.”

For further information please contact Andy Dewey at Lithium Corporation at (775) 410-2206 or via email at info@lithiumcorporation.com

About Lithium Corporation

Lithium Corporation is an exploration company based in Nevada devoted to the exploration for new lithium resources within the state of Nevada, and graphite in British Columbia.  The Company currently explores with an eye to develop potentially economic lithium-enriched brine fields, or flake graphite deposits intending to capitalize on opportunities within the ever expanding Lithium-Ion battery market.  Lithium Corporation maintains a strategic alliance with Altura Mining, an ASX listed coal producer who expects to begin producing Iron Ore from the Mt Webber property in Western Australia shortly.  Additionally Altura is currently searching for off-take contracts for its 100% owned world-class Pilgangoora lithium pegmatite property in Western Australia.

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, exploration and development of our mineral properties, specifically in regards to any future drilling programs.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of minerals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.